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                             EXHIBIT 24.1

The Board of Directors
Realty Income Corporation:


     We consent to incorporation by reference in Registration Statement Nos. 333-10431 and 333-34311, each on Form S-3 of Realty Income Corporation and to incorporation by reference in Registration Statement No. 33-95708 on Form S-8 of Realty Income Corporation, of our report relating to the consolidated balance sheets of Realty Income Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended
December 31, 1997, and the related Schedule III. Such report is dated January 23, 1998, except as to Note 6A, which is as of February 23, 1998, and appears in the December 31, 1997, annual report on Form 10-K of Realty Income Corporation.

                                       /s/KPMG Peat Marwick LLP
San Diego, California
March 19, 1998






























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